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              PEGASUS COMMUNICATIONS CORPORATION PRICES OFFERING OF
                   $250 MILLION IN CONVERTIBLE PREFERRED STOCK


BALA CYNWYD, PA, January 20, 2000 - Pegasus Communications Corporation (Nasdaq:
PGTV) announced today it has priced an offering of $250 million in liquidation preference of its Series C convertible preferred stock. The issue, the size of which was increased to $250 million from $175 million, is being sold in a private offering to qualified institutional buyers. An additional $50 million of the shares will be made available to cover over-allotments, if any. The Series C convertible preferred stock will pay an annual dividend of 6.50% of the $100 per share liquidation preference, with dividends payable in cash or, at Pegasus' option, in Class A common stock. The Series C convertible preferred stock will be convertible at any time into shares of the Company's Class A common stock. The initial conversion price was set at $127.578 per common share, representing a 125% conversion premium.

         This offering will be made only by means of an offering memorandum. Pegasus intends to use the proceeds of the offering for working capital and general corporate purposes. The Series C convertible preferred stock and the Class A common stock into which the Series C convertible preferred stock is convertible has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         Pegasus Communications Corporation is one of the fastest growing media companies in the United States. We are the largest independent provider of DBS services to rural parts of the United States on the DIRECTV platform, serving approximately 1.1 million DBS subscribers in 41 states. Pegasus is also a broadcaster operating and/or programming ten TV stations serving 2 million TV households in smaller markets affiliated with FOX, UPN and the WB.

         This press release contains information about pending transactions and there can be no assurance that these transactions will be completed.


For further information, please contact:

Yolanda Robins                                      Jeff Majtyka/Ryan Barr
Pegasus Communications Corporation                  Brainerd Communicators, Inc.
(610) 934-7000                                      (212) 986-6667
yrobins@pgtv.com                                    majtyka@braincomm.com
                                                    barr@braincomm.com